Exhibit 99.1

Rosetta Stone Inc. Reports Second Quarter 2011 Results

•                  Revenue up 10%, to $66.7 million, on bookings of $66.7 million

•                  Sales to international consumers up 58%, exceeding company expectations

ARLINGTON, VA — August 4, 2011 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced financial results for the second quarter 2011 as summarized below:

	Three Months Ended
US$ thousands	June 30,		%
except per-share data	2011	2010	change
Total revenue	$66,743	$60,648	10%
Sales bookings(1)	66,711	64,033	4%

Net (loss)/income	(4,550)	3,699
Net income (loss) per diluted (basic) share:	(0.22)	0.17
Operating EBITDA(1)	(1,615)	10,857

Cash flow from operations	(2,939)	1,983
Purchases of property and equipment	(2,814)	(2,023)
Free cash flow	(5,753)	(40)

(1)Definitions and reconciliations for all non-GAAP measures are provided in this press release.

“Continued strength in our international consumer markets helped drive financial performance above our expectations in the second quarter,” said Tom Adams, president and chief executive officer of Rosetta Stone.  “It was great to see improving trends in the key channels of our US Consumer business.  But most importantly, we’re delighted to see our newest offering, Rosetta Stone ReFLEX, launching in Korea.  ReFLEX is engineered to transform the English language learning landscape in Asia — with daily sessions that include dialogue practice with native English speakers.”

Second quarter 2011 Operational and Financial Highlights

•                  Revenue of $66.7 million on bookings of $66.7 million:  Bookings, which records executed sales contracts received by the company, grew 4% from the second quarter of 2010 on strength in sales to international consumers.  Sales to worldwide institutions were down 1% from the previous year.  Sales to US consumers declined

5% from a year ago as Rosetta Stone institutes changes in its go-to-market strategy for US consumers to stabilize sales in that market.

	Three Months Ended
	June 30,	June 30,
	2011	2010	% change
Total units sold (000)	139.9	120.0	17%
Average sales price per unit	$355	$391	(9)%

Included in those changes is a new pricing strategy.  Lower price points for Rosetta Stone offerings drove sales of more units at lower average prices during the second quarter.  Rosetta Stone sold 139.9 thousand units in the quarter, up 17% from a year earlier, at an average price of $355 each, down 9% from a year ago.

•                  Increasingly diversified revenue:  Revenue from subscription sales represented 28% of total revenue for the second quarter, up from 16% a year ago.  Subscription revenue is derived primarily from institutional sales and from sales of Rosetta Stone Version 4 TOTALe® to US, Japanese and UK consumers.  Rosetta Stone sold Version 4 in the United Kingdom beginning May 10, 2011.  Version 4 sales include both an online-subscription component and a product (software and hardware) component.  Rosetta Stone also offers some online-only subscriptions for consumers worldwide.  The mix of revenue from three primary markets, US consumer, worldwide institutional and international consumer, also continued to diversify.

	Three Months Ended
	June 30,	June 30,
US$ thousands	2011	2010	% change
Sales bookings from
US consumers	$36,828	$38,746	(5)%
Worldwide institutions	16,973	17,110	(1)%
International consumers	12,910	8,177	58%

Global consumer revenue attributable to:
Direct to consumer	$30,984	$25,142	23%
Kiosks	7,368	8,683	(15)%
Global retail partners	12,268	12,574	(2)%

•                  US Consumer bookings decreased 5%:  Bookings from sales to US consumers for the second quarter were $36.8 million, compared to $38.7 million a year ago.  As expected, sales to retail partners in the US substantially recovered from the sharply lower pace of the first quarter 2011, but were down on a year-over-year basis as one retail partner moved toward liquidation and another narrowed inventories on hand.  Price testing resulted in higher unit sales at a lower average price per unit.  Sales to US consumers generated 55% of total bookings in the quarter, down from 60% a year ago.

•                  Worldwide Institutional bookings down 1%:  Bookings from institutions were $17.0 million, compared to $17.1 million a year ago, primarily reflecting strength in education sales offset by declines in government sales.  Average contract size continues to increase.  With federal government budgets under increasing pressure, Rosetta Stone expects challenges selling to this segment.  The company’s two largest US government customers have given notice that they will not renew their contracts with Rosetta Stone in the third quarter.

Institutional bookings were 26% of total bookings, compared to 27% a year ago.

•                  International Consumer bookings up 58%:  Sales to international consumers continued a strong growth trend, with bookings of $12.9 million compared to $8.2 million a year ago.  Rosetta Stone’s internal studies indicate that consumers outside the United States spend significantly more on language learning than their US counterparts, and the company has moved to capitalize on that strong demand.  Sales to international consumers represented 19% of total bookings, up from 13% a year ago.  Bookings from Japan, one of Rosetta Stone’s four current country markets for consumer sales, recovered significantly from the negative impact of the March 2011 natural disasters in that country.

•                  Net Income: Rosetta Stone recorded a smaller-than-anticipated net loss of $4.6 million for the second quarter of 2011, compared to net income of $3.7 million a year earlier.  The decline in net income reflects investments to support growth in newer international consumer markets and lower gross margin as the company implements services related to its Version 4 TOTALe online coaching and games to support successful learning.

•                  Operating EBITDA:  Operating EBITDA of negative $1.6 million, smaller than anticipated, compared to positive $10.9 million a year ago, reflected a shift in mix from the higher-margin, established US consumer market to more sales in the newer, fast-growing, lower-margin international markets.

•                  Cash and Short-term Investments:  Cash, cash equivalents and short-term investments were $115.1 million as of June 30, 2011, a decrease of $5.6 million from March 31, 2011, and an increase of $15.4 million from June 30, 2010.  Net cash used for operating activities in the quarter was $2.9 million, while cash used for capital expenditures was $2.8 million.

Financial Outlook

In the second half of 2011, Rosetta Stone plans to continue to invest in long-term growth opportunities outside the United States, including a newly-opened office in Brazil, the launch of Version 4 TOTALe outside the US, and the introduction of a conversational English solution for Asian users.  The company also plans to continue investing in its institutional sales force to capture a higher share of a significant global market.  In the US consumer market, Rosetta Stone is continuing to reposition its business.

For the third quarter 2011, Rosetta Stone anticipates:

•                  Sales bookings of $70 to $75 million, reflecting a 40-60% increase in sales to international consumers, sales to worldwide institutional clients flat to down 10% due to non-renewal of the company’s largest US government customer facing budget constraints, and a 12-17% decline in sales to US consumers, principally due to lower retail and kiosk sales.

•                  Revenue of $65 to $70 million.

•                  Net loss of $(5) to $(1) million, or $(0.24) to $(0.05) per share.

•                  Operating EBITDA of $2 to $7 million.

•                  Basic weighted-average shares outstanding of approximately 20.7 million.

For the full year 2011, Rosetta Stone continues to anticipate:

•                  Growth in total bookings versus 2010.

•                  Growth of 40% to 50% in combined sales bookings from international consumers and worldwide institutional customers.

•                  Lower sales bookings from US consumers.

•                  Growth in total revenue versus 2010.

•                  Lower operating income and Operating EBITDA versus 2010 attributable to lower contribution from US consumer sales and continued investment in international opportunities; with positive Operating EBITDA.

•                  Positive free cash flow.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure Operating EBITDA.  Operating EBITDA is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization (primarily related to acquired intangibles) and stock-based compensation expenses plus the change in deferred revenue from the prior quarter.  An additional non-GAAP financial measure in this press release is total sales bookings, or “bookings,” which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue.  This press release also includes the non-GAAP financial measure “free cash flow,” which is cash flow from operations less cash used in purchases of property and equipment.  Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s board of directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.  In addition, the impact of shares granted under these plans is considered in the company’s EPS calculation to the extent the shares are dilutive.

•                  Total Sales Bookings. Although revenue is an important aspect of measuring company performance, the company believes total sales bookings can be a valuable indicator of the company’s performance.  In September 2010, the company began to transition to a greater amount of subscription sales, which results in an increasing portion of sales being recorded as deferred revenue.

•                  Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue.  As the company transitions to a greater amount of subscription sales the company believes its GAAP earnings should be supplemented with Operating EBITDA as another indicator of the company’s operating performance.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  The company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Investor Webcast

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website, which includes supplemental financial information as well as the link to a webcast that the company will host to discuss the second quarter 2011 financial results and its outlook for fiscal year 2011.  The webcast, available at http://investors.RosettaStone.com, is scheduled for today, August 4, 2011 at 4:30 p.m. eastern time (ET).

The webcast will be available live on the Investor Relations page of the company’s website at http://investors.RosettaStone.com.  Investors may also dial in to the conference line at 888-437-9362 (USA/Canada) or +1-719-325-2257 (all others).  A recorded replay of the webcast will be available on the Investor Relations page of the company’s web site, http://investors.RosettaStone.com, after the live discussion.  The replay will be also be available, until August 18, 2011, via telephone at 877-870-5176 (USA/Canada) or 858-384-5517 (all others), with the pass code 4305712.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va., with international offices in Brazil, Germany, Korea, Japan and the United Kingdom. For more information, visit www.RosettaStone.com.  “Rosetta Stone,” “TOTALe,” “ReFLEX” and other names used herein are registered trademarks or trademarks of Rosetta Stone Ltd. in the United States and other countries.

Apple, iPod Touch, iPhone, iPod, iPad and iTunes Store are trademarks of Apple Inc.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our guidance for future financial performance and operating targets and our long-term growth prospects.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” or “will.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the impact of our Version 4 TOTALe and ReFLEX products on our industry; the appeal and efficacy of Version 4 TOTALe and ReFLEX; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans regarding our kiosks and retail relationships; the impact of any revisions to our pricing strategy; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to stabilize our business in the U.S. consumer market including realigning our cost structure and revitalizing our go-to-market strategy; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the year period ended December 31, 2010, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Rosetta Stone Inc.
Investor Contact:	Media Contact:
Elizabeth Corse, 703-522-9965	Megan Richter, 703-522-9953
ecorse@rosettastone.com	mrichter@rosettastone.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product	$48,055	$50,885	$90,358	$104,618
Subscription and service	18,688	9,763	33,362	19,044
Total revenue	66,743	60,648	123,720	123,662

Cost of revenue:
Cost of product revenue	8,773	6,513	17,568	14,292
Cost of subscription and service revenue	2,747	1,089	5,414	1,952
Total cost of revenue	11,520	7,602	22,982	16,244

Gross profit	55,223	53,046	100,738	107,418

Operating expenses
Sales and marketing	40,535	29,441	78,354	57,802
Research and development	6,354	6,100	12,838	11,570
General and administrative	13,809	12,416	28,617	26,059
Total operating expenses	60,698	47,957	119,809	95,431

Income (loss) from operations	(5,475)	5,089	(19,071)	11,987

Other income and (expense):
Interest income	83	29	162	106
Interest expense	(2)	(8)	(4)	(16)
Other income (expense)	47	(204)	49	(212)
Total other income (expense)	128	(183)	207	(122)

Income (loss) before income taxes	(5,347)	4,906	(18,864)	11,865
Income tax provision (benefit)	(797)	1,207	(5,033)	3,160

Net income (loss)	$(4,550)	$3,699	$(13,831)	$8,705

Net income (loss) per share:
Basic	$(0.22)	$0.18	$(0.67)	$0.43
Diluted	$(0.22)	$0.17	$(0.67)	$0.41

Common shares and equivalents outstanding:
Basic weighted average shares	20,716	20,346	20,695	20,302
Diluted weighted average shares	20,716	21,220	20,695	21,148

ROSETTA STONE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$106,814	$115,756
Restricted cash	61	85
Short term investments	8,317	6,410
Accounts receivable (net of allowance for doubtful accounts of $1,603 and $1,761, respectively)	40,008	48,056
Inventory	9,726	9,928
Prepaid expenses and other current assets	7,243	7,763
Income tax receivable	10,240	2,210
Deferred income taxes	8,565	11,159
Total current assets	190,974	201,367

Property and equipment, net	22,142	21,073
Goodwill	34,890	34,856
Intangible assets, net	10,903	10,948
Deferred income taxes	6,294	6,498
Other assets	3,068	1,732
Total assets	$268,271	$276,474

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,508	$7,631
Accrued compensation	10,970	10,514
Other current liabilities	32,772	32,625
Deferred revenue	42,983	41,965
Total current liabilities	97,233	92,735

Deferred revenue	2,745	5,193
Other long-term liabilities	238	230
Total liabilities	100,216	98,158

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding June 30, 2011 and December 31, 2010	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 21,097 and 20,975 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	2	2
Additional paid-in capital	142,106	139,022
Accumulated income	25,238	39,069
Accumulated other comprehensive income	709	223
Total stockholders’ equity	168,055	178,316
Total liabilities and stockholders’ equity	$268,271	$276,474

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	June 30,
	2011	2010
	(unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(4,550)	$3,699
Adjustments to reconcile net income to cash provided by operating activities, net of business acquisitions
Stock-based compensation expense	1,704	1,051
Bad debt expense	92	148
Depreciation and amortization	2,141	1,537
Deferred income tax benefit	5,941	150
Loss on sales of equipment	1	26
Net change in:
Restricted cash	(5)	(55)
Accounts receivable	(10,332)	(5,260)
Inventory	652	(1,653)
Prepaid expenses and other current assets	485	(414)
Income tax receivable	(6,237)	(2,711)
Other assets	(1,253)	(228)
Accounts payable	3,770	(1,052)
Accrued compensation	3,264	1,288
Other current liabilities	1,476	2,580
Excess tax benefit from stock options exercised	(13)	(452)
Other long-term liabilities	(6)	(62)
Deferred revenue	(69)	3,391
Net cash provided by (used in) operating activities	(2,939)	1,983

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,814)	(2,023)
Purchases of available-for-sale securities	(99)	—
Net cash used in investing activities	(2,913)	(2,023)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	40	546
Tax benefit of stock options exercised	13	452
Payments under capital lease obligations	(2)	(1)
Net cash provided by financing activities	51	997

Increase (decrease) in cash and cash equivalents	(5,801)	957

Effect of exchange rate changes in cash and cash equivalents	76	8

Net increase (decrease) in cash and cash equivalents	(5,725)	965

Cash and cash equivalents—beginning of period	112,539	98,720

Cash and cash equivalents—end of period	$106,814	$99,685

ROSETTA STONE INC.

Reconciliation of Net Income (loss) to Operating EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss)	$(4,550)	$3,699	$(13,831)	$8,705
Interest (income)/expense, net	(81)	(21)	(158)	(90)
Income tax expense (benefit)	(797)	1,207	(5,033)	3,160
Depreciation and amortization	2,141	1,537	4,255	2,991
Stock-based compensation	1,704	1,050	3,141	1,925
Adjusted EBITDA	$(1,583)	$7,472	$(11,626)	$16,691

Change in deferred revenue	(32)	3,385	(1,430)	1,138
Operating EBITDA	$(1,615)	$10,857	$(13,056)	$17,829

ROSETTA STONE INC.

Reconciliation of Net Income (loss) to non-GAAP Net Income (loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss)	$(4,550)	$3,699	$(13,831)	$8,705
Stock-based compensation net of tax (1)	1,065	656	1,963	1,203
Amortization of intangibles net of tax (1)	15	9	29	17
Non-GAAP net income (loss)	$(3,470)	$4,364	$(11,839)	$9,925

Non-GAAP net income (loss) per share:
Basic	$(0.17)	$0.21	$(0.57)	$0.49
Diluted	$(0.17)	$0.21	$(0.57)	$0.47

Common shares and equivalents outstanding:
Basic weighted average shares	20,716	20,346	20,695	20,302
Diluted weighted average shares	20,716	21,220	20,695	21,148

(1)  Non-GAAP tax rate of 37.5%